SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Xerox Corporation

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On February 7, 2018, Xerox Corporation distributed the following communications and may in the future send or use the same or substantially similar communications from time to time:

TURNING JAPANESE: FUJIFILM TO TAKE CONTROL OF XEROX

written by Scott Cullen January 31, 2018

It’s the end of one era and the beginning of a new one, we really think so.

The news this morning that Xerox will combine its operations with a joint venture with Fujifilm Holdings of Japan may not turn out to be the biggest surprise of 2018, but for now it is earth shaking to say the least. The transaction is valued at $6.1 billion.

With the announcement, Fujifilm now owns 50.1% of Xerox. A New York Times article reports that Fujifilm is looking to cut $1.7 billion in costs in the coming years and 10,000 jobs internationally because of what it deems “severe market conditions.” Meanwhile, The Norwalk Hour reported there is currently no indication as to how any of those cost and job cuts will affect Xerox’s U.S. workforce.

Shigetaka Komori, chairman and chief executive officer of Fujifilm, said in a joint press release issued by Fujifilm and Xerox, “Fujifilm and Xerox have fostered an exceptional partnership through our existing Fuji Xerox joint venture, and this transaction is a strategic evolution of our alliance. The Document Solutions business represents a significant part of Fujifilm’s portfolio, and the creation of the new Fuji Xerox allows us to more directly establish a leadership position in a fast-changing market. We believe Fujifilm’s track record of advancing technology in innovative imaging and information solutions – especially in inkjet, imaging, and AI areas – will be important components of the success of the new Fuji Xerox.”

This deal, once finalized, marks the end of Xerox’s 115 years as an independent company. According to the Times, under the deal, Xerox will become part of the Fuji Xerox joint venture, which sells office products and services in the Asia-Pacific region. The company will maintain the Xerox and Fuji Xerox brands in their respective operating regions and will have dual headquarters in Tokyo and Norwalk, CT. Current Xerox CEO Jeff Jacobson continue in his current role, according to the Hour story.

“The proposed combination has compelling industrial logic and will unlock significant growth and productivity opportunities for the combined company, while delivering substantial value to Xerox shareholders,” said Jacobson in today’s Fujifilm press release. The new Fuji Xerox will be better positioned to compete in today’s environment with truly global scale, increased presence in fast-growing markets, and innovation capabilities to effectively meet our customers’ rapidly-evolving demands. In addition, the combined company’s strong financial profile will enable investments that support continued market leadership, while also providing opportunities for increasing capital returns over time.”

As part of the deal, Xerox will issue a combined $2.5 billion in cash dividends or $9.80 per share to its shareholders. The Times also reported that the combined company would have $18 billion in annual revenue and would continue to trade on the New York Stock Exchange under Xerox’s ticker symbol, XRX.

The Times further reported that Xerox shares rose about 12% over the past month in anticipation of a deal while the Hour reported that shares of Xerox were up 4% prior to the opening bell on Wednesday to $34, the stock’s highest level since March 2015.

The announcement comes less than two weeks after rumors began circulating that Carl Icahn, one of Xerox’s shareholders was encouraging the Xerox Board of Directors to sell and dump Jacobson who took over for Ursula Burns in 2017 after Xerox was split into two companies.

Scott’s Upshot

This is indeed the end of a historic era in the copier industry. Considering Xerox’s struggles to remain profitable in a world where the nature and future of print is in dramatic flux, drastic measures were necessary, and considering the Icahn alternative, the Fujifilm option right now seems to offer Xerox the greatest opportunity to move forward. We also believe that it is a wise decision to maintain the status quo with Jacobson leading the company’s initiatives here in the U.S. The pressure will be on, but we think he’s a strong and capable leader and deserves this opportunity to guide Xerox through this transition.

Frank Cannata’s Take

In attempting to understand the ramifications of the split in Xerox (separation of Imaging and Services) we have stayed very close to this situation. We have always been a close follower of the big X and continue to believe they are far more capable than most analysts (financial and otherwise) give them credit.

That said, this latest announcement is the Xerox’s Board response to Carl Icahn’s continuing pressure to sell Xerox. With Fuji Film now in control with seven seats on the board while Xerox has five, that limits what Icahn can do. His strategy has been demonstrated over and over again since he acquired TWA in 1986.

I am not a financial analyst and do not pretend to be one, but in my opinion his game plan is fairly simple. Here is what the Icahn game plan appears to be. You start off by buying enough stock to have a place on the Board. Put pressure on the stock and encourage friends on Wall Street to begin selling the target short. Attack the company’s management and demand that he or she be fired. Make the company vulnerable and watch as the stock price declines.

You then bring in someone to be the new CEO acceptable to Icahn and cut like crazy. The aim is to return to profitability (short term) or until the stock reaches the desired level to sell. An alternative strategy is to sell off pieces. Start with the patent portfolio, MIF, and distribution pieces such as Global.

Whatever plan is chosen the desire is simple – bleed the company and make the big kill and bury what remains. The move by Fuji and Xerox appears to have prevented any of that from happening. Our hope is that Xerox continues to survive and its continuing viability in the market place is good for our industry.

Fujifilm Acquires Control of Xerox

Jeff Hayes

Jan 31, 2018

The grapevine has been ripe the past weeks, but now the news is finally out. Fujifilm has entered into a definitive agreement to purchase the majority holding of Xerox Corporation and will merge Fuji Xerox with Xerox.

The two companies said that Fuji Xerox, a joint venture between Fujifilm and Xerox formed in 1962, will use bank debt to buy back Fujifilm’s 75% stake for around $6.1 billion. Fujifilm will use those proceeds to purchase 50.1% of new Xerox shares. Plans are to complete the deal around July-August of this year.

The new entity, to be called Fuji Xerox, will become a subsidiary of Fujifilm, with dual headquarters in the United States and Japan. It will keep Xerox’s listing on the New York Stock Exchange and will be led by Xerox CEO Jeff Jacobson and Fujifilm Chairman Shigetaka Komori.

Why Now?

Xerox has struggled to grow its document technology and related business over the last four years with 2017 revenue ($10.3B) down 19% compared with 2014 ($12.7B). Spurred by activist shareholder Carl Icahn, who owns approximately 9.7% of Xerox shares, Xerox spun off its business process outsourcing business in 2016 to focus on its core. Mr. Icahn has been vocal recently about seeking significant changes to Xerox’ board of directors, senior management, and the Fuji Xerox joint venture with an eye on a potential sale of Xerox in the future.

By acquiring a majority share of the combined Xerox/Fuji Xerox entity, Fujifilm eliminates much of the uncertainty associated with its stake in the joint venture. According to the press release, suggest that the combined Xerox/Fuji Xerox business will account for around 50% of Fujifilm’s consolidated sales.

There are also significant opportunities for cost savings and leveraging of core technology and go-to-market assets. Xerox noted in its quarterly earnings announcement that it anticipates $1.7B in cost savings (in addition to the current planned Xerox transformation savings) over the next four years from the combined company. Initial reports suggest that 10,000 jobs at Fuji Xerox will be eliminated, a fifth of its global workforce, through consolidation of manufacturing, field, and administrative functions.

Fuji Xerox and Xerox have closely aligned their R&D spending and product development efforts for many years, but the combined entity will have even deeper integration and access to many of Fujifilm’s core technologies in inkjet, materials, imaging, and artificial intelligence. In making the announcement, Xerox notes, “the new Fuji Xerox will be well-positioned to lead in growing areas such as high-speed inkjet, packaging, industrial print and workplace automation, as well as future development opportunities in artificial intelligence, machine learning, internet of things and augmented reality.”

InfoTrends Opinion

The re-alignment of the office and production printing industry continues. While some may view the timing of this decision to sell as defensive in nature, InfoTrends believes Xerox is making a smart move to combine assets with long-time partner Fuji Xerox under a strong parent company with deep financial and technology resources.

Xerox and Fuji Xerox need to further drive down costs in the extremely competitive office technology market. Both companies also need to accelerate their product development to fully participate in the growing digital production printing industry (packaging, decorative, sign graphics, 3D).

2018 will be another transition year for Xerox but should allay any concerns customers or business partners may have about the long-term vitality of the company. We anticipate the organizational changes will move along quickly and that the combined company will soon begin to rationalize and expand its product portfolio.

Fujifilm has proven to be very astute over the last 15 years as it navigated through the rapid demise of its traditional photographic film business by making investments in core technologies and selective acquisitions in graphics (Sericol, Dimatix) and medical/bio technologies (Sonosite, TeraMedica, Cellular Dynamics). The company now has control over a vast portfolio of patents and R&D labs, global distribution and field service, and strong brands and marketing operations, along with the financial resources to take a long view on markets as well as be opportunistic on acquisitions.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the transactions with FUJIFILM Holdings Corporation (“Fujifilm”) described herein (the “Transactions”) and/or the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. In connection with the Transactions and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transactions or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transactions or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This document, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transactions could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the transactions, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the transactions within the expected time frames or at all, (iv) the transactions may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements, (vi) the effect of the announcement or pendency of the transactions on Xerox’s and/or Fujifilm business relationships, operating results, and business generally, risks related to the proposed transactions disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the transactions, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the transaction agreements or the transactions and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (“IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.